EXHIBIT 99.1

[LOGO OF INTELLI-CHECK, INC.]

FOR IMMEDIATE RELEASE

             INTELLI-CHECK ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

WOODBURY, N.Y., NOVEMBER 14, 2003 -- Intelli-Check, Inc. (AMEX: IDN), a leader in advanced document and age verification systems, today announced financial results for the third quarter and nine months ended September 30, 2003.

Revenues for the third quarter rose 49 percent to $345,685 from $231,819 in the same period last year. Net loss in the quarter decreased to $(1,204,092) or $(0.13) per share from $(1,223,894) or $(0.14) per share reported for the third quarter of 2002. Basic and diluted weighted average shares outstanding used in computing per share amounts in both periods were 8,984,216 and 8,791,488 respectively.

Revenues for the nine months rose 23 percent to $950,012 from $773,553 for the same period of 2002. Net losses increased to $(5,274,331) or $(0.60) per share from $(3,980,179) or $(0.46) per share reported for the nine months of 2002. Basic and diluted weighted average shares outstanding used in computing per share amounts in both periods were 8,930,276 and 8,640,541 respectively.

"This was a very productive quarter for Intelli-Check," said Frank Mandelbaum, chairman and chief executive officer of the company. "We began the process of raising additional capital in this period, which was successfully completed on October 8, 2003. This has provided us the financial strength and flexibility to execute our plans for growth. We are pleased with the progress we have made in our sales and marketing initiatives and we are in various stages of the sales process with a number of potential customers in our target markets, including both private sector and government institutions. We intend to continue to leverage our strong business alliances and marketing agreements to drive sales going forward.

 "We have also recently announced the addition of Ralph Thomas to our team," continued Mr. Mandelbaum. "Ralph brings deep industry expertise and a wealth of knowledge to the company's sales and marketing functions. We are delighted that he has joined us at this exciting time in the company's evolution. We believe that our patented technology, strong cash position and strengthened sales and marketing focus will enable us to address growing market demand."

In an unrelated matter, the company also announced that Howard Davis has resigned as a member of Intelli-Check's Board of Directors. Mr. Davis has been a director of the company since 2000. "The Board would like to thank Howard for his years of service to the company," added Mr. Mandelbaum. "We wish him all the best in his future endeavors."

ABOUT INTELLI-CHECK, INC.

Intelli-Check, Inc. (www.intellicheck.com) is a developer and marketer of proprietary document verification technology, which is contained in its ID-CHECK(R) units. The multi-purpose ID-CHECK system authenticates the validity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Through its patented technology, ID-CHECK analyzes and displays information encoded in magnetic stripes and barcodes found on state


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and government-issued identification cards from more than 50 jurisdictions.
ID-CHECK units are fully capable of increasing security and are being used as a tool to deter terrorism at military installations, high profile buildings, airports and other sites and also against commercial fraud, including identity theft, which often is supported by fake IDs. The ID-CHECK system helps prevent economic loss from check-cashing, credit card and various other frauds utilizing fake IDs. ID-CHECK and IDentiScan units also have the ability to determine whether purchasers of regulated products such as alcohol, tobacco and other age restricted products and services meet minimum age requirements for their sale. The company's software only application, IDN-DLL, can be used with a customer's existing hardware, or with minimal additional hardware components, included in Point-Of-Sale (POS) terminals for multi-lane retailers such as grocery and mass-retail stores.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "intend," "believe," and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

INTELLI-CHECK CONTACTS
The Abernathy MacGregor Group, Inc.                          Intelli-Check, Inc.
Chuck Burgess/Gillian Angstadt                               Frank Mandelbaum
212/371-5999                                                 516/992-1900

                                      # # #

                            Statements of Operations
                                   (Unaudited)

                                          Three Months Ended                   Nine Months Ended
                                   Sept. 30, 2003    Sept. 30, 2002     Sept. 30, 2003    Sept. 30, 2002
                                   --------------    --------------     --------------    --------------
REVENUE                              $   345,685       $   231,819       $   950,012       $   773,553

Net loss                             $(1,204,092)      $(1,223,894)      $(5,274,331)      $(3,980,179)

Net loss attributable to common
shareholders
   Basic and diluted                 $     (0.13)      $     (0.14)      $     (0.60)      $     (0.46)

Common shares used in
computing per share amounts -
   Basic and diluted                 $ 8,984,216       $ 8,791,488       $ 8,930,276       $ 8,640,541


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